Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMUNICATIONS SYSTEMS, INC. DECLARES QUARTERLY DIVIDEND OF $0.04 PER SHARE AND ESTABLISHES SPECIAL COMMITTEE TO EXPLORE STRATEGIC OPTIONS

Minnetonka, MN – May 23, 2018 – Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global provider of connectivity infrastructure and services for deployments of broadband networks, today announced that its Board of Directors has declared a cash dividend of $0.04 per common share. The dividend is payable on July 2, 2018, to shareholders of record as of June 15, 2018. This marks the 63rd consecutive quarter that CSI has paid a dividend to its shareholders.

The Board has also initiated a strategic review of the Company’s businesses and assets to explore opportunities for enhancing value for the Company’s loyal shareholders. A Special Board Committee consisting of independent directors Richard Primuth, Randy Sampson and Steven Webster will oversee this process. The Special Committee expects to retain an investment banking firm to advise it in this process.

CSI’s Chief Executive Officer Roger H.D. Lacey commented, “The strategic review will be a thorough process. The Company will report on its findings and conclusions at the completion of the review and does not expect to comment on the progress of the strategic review until it is completed. We will consider all reasonable options but cannot guarantee that any actions will be taken as a direct result of this review. CSI currently has several growth initiatives within our operating segments that we believe can grow our revenues and return CSI to positive cash flow. We also fully understand the challenges that these segments face and how those challenges continue to affect the price of our common stock. While it is uncertain what, if any, specific action or transaction may result from this process, we believe the timing is right for the Board to assess all potential opportunities to maximize long-term value for our loyal shareholders.”

About Communications Systems

 Communications Systems, Inc. provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, and future growth. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by these statements due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth in this press release should be read in light of these risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Communications Systems, Inc.

Mark Fandrich

CFO

952-582-6416

mark.fandrich@commsysinc.com

Roger H. D. Lacey

Chief Executive Officer

952-996-1674